Exhibit 23.1

Deloitte & Touche LLP 1750 Tysons Blvd Suite 800 McLean, VA 22080 USA Tel: +1 703 251 1500 Fax: +1 703 251 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 23, 2011, relating to the financial statements and financial statement schedule of Washington Gas Light Company incorporated by reference in the Annual Report on Form 10-K of WGL Holdings, Inc. and Washington Gas Light Company for the year ended September 30, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

May 18, 2012